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                                                                     EXHIBIT 8.1


                    [LETTERHEAD OF SHEARMAN & STERLING LLP]



                                 June 15, 2004



GOL LINHAS AEREAS INTELIGENTES S.A.
Rua Tamoios 246
Jardim Aeroporto
04630-000 Sao Paulo, Sao Paulo
Federative Republic of Brazil


                       Registration Statement on Form F-1


Ladies and Gentlemen:

     We are acting as special United States federal income tax counsel to Gol Linhas Aereas Inteligentes, S.A., a sociedade anonima organized under the laws of the Federative Republic of Brazil (the "Company"), in connection with the filing by the Company of a registration statement on Form F-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") relating to the Company's registration of American Depositary Shares (such shares referred to herein as the "Shares"), as set forth in the prospectus contained in the Registration Statement (the "Prospectus").

     We hereby confirm that the discussion under the caption "Material United States Federal Income Tax Considerations," insofar as such discussion represents legal conclusions or statements of United States federal income tax law, subject to the limitations and conditions set forth therein, constitutes our opinion as to the material United States federal income tax consequences of the acquisition, ownership and disposition of the Shares by "U.S. Holders" (as such term is defined in the Prospectus).

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the heading "Material United States Federal Income Tax Consequences" in the Prospectus.



                                      Very truly yours,

                                      /s/ Shearman & Sterling LLP
                                      ---------------------------
                                      Shearman & Sterling LLP